Spark Networks(R) Reports Fourth Quarter and Fiscal Year 2015 Financial Results

LOS ANGELES, CA -- (Marketwired - March 03, 2016) - Spark Networks, Inc. (NYSE MKT: LOV)

Quarterly Highlights

  Second consecutive quarter of growth in period ending subscribers; average subscribers grew for first time in over two years

  318,000+ mobile MAUs at period end

  Record Christian Networks contribution margin of 48%

  Strengthened mobile portfolio and extended reach into millennial demo through acquisition of JSwipe and launch of CrossPaths

  Launched Church Partnership Program (Q1 2016); first two partners represent approximately 10,000 singles

  Introducing three key growth initiatives for 2016

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating communities that help individuals form life-long relationships, today reported financial results for the fourth quarter and full year ended December 31, 2015.

Commentary and Outlook

"We are extremely proud of our accomplishments in 2015," commented Michael Egan, Chief Executive Officer. "Not only did we finish the year with the launch of the first re-designs of both JDate and ChristianMingle in over 8 years, but more importantly, we successfully executed on all of our core 2015 goals.

"We exited 2015 with an improved portfolio of assets including two new mobile applications, a growing subscriber base, improving unit economics, and a unique and advantaged position in the market.

"As we entered 2015, our focus was on maintaining profitability and returning our subscriber base to growth. We accomplished this. Q4 was our second consecutive quarter of subscriber growth and we ended the year with improving contribution margins and positive EBITDA.

"2015 represented our 11th consecutive year of exceptional unit economics for our JDate brand, with contribution margins in excess of 85%. More significantly, we have completely transformed the unit economics of our Christian Networks business, ending the year with a 48% contribution margin in Q4. We believe we have only scratched the surface of the profitability potential of our Christian Networks.

"We also fulfilled our goal of transforming our technology and product set from one-dimensional to multi-dimensional with a full suite of mobile applications. Through our own development initiatives and with the acquisition of JSwipe, our mobile monthly active users have grown to over 318,000 at year end, the majority of which are associated with our core JDate and ChristianMingle brands.

"Finally, we aggressively entered the millennial dating market in Q4. Our portfolio now includes the newly acquired JSwipe application and our recently launched CrossPaths application, which is targeted at younger Christian members.

"Though our subscriber base grew in Q4, ARPU was lower as we made the strategic decision to increase longer-duration, lower ARPU subscriptions heading into the relaunch of our core brands. We have consistently seen the highest lifetime values from customers in these longer duration plans. We anticipate seeing a stabilization in the proportion of longer-term subscriptions, and thus ARPU, through the early part of 2016, setting us up for revenue growth midway through the year. We are committed to driving the right balance between network size, subscription duration, customer lifetime value and ARPU.

"With our stabilized customer base, revamped product platform and our unique strategic position in the market, we are poised to grow revenue and we are aggressively pursuing this in 2016 through three key priorities.

"The first is our recently announced Church Program. Throughout the course of 2015 we worked with church leaders to help reshape ChristianMingle, enabling it to become the preferred, faith-based alternative to other platforms in the market. In January of this year we launched a partnership program whereby churches receive discounted ChristianMingle subscriptions as well as brand exposure amongst our broader community in exchange for marketing ChristianMingle as the preferred online dating community to their congregation. We have already partnered with two churches, representing over 10,000 single adults, and are deep in conversations with many others. We look forward to working with our church partners to develop programing that helps meet the needs of their congregants. We believe that these partnerships will simultaneously allow us to reach Christian singles cost efficiently, to offer a superior user experience to our members, and to fulfill our mission of strengthening the community we aim to serve.

"Our second focus is growing and monetizing our millennial audiences. With the acquisition of JSwipe and the launch of the CrossPaths mobile application, we have immediately become the leader for millennials within our two core communities and have significantly expanded our ecosystem. The integration of the JSwipe team has been seamless and they have launched their first premium feature in Q1. The largest growth in the dating market over the last two years has been in the under-30 demographic, and with our two brands, we are uniquely positioned to take advantage of this growth.

"Thirdly, towards the latter half of the year, we will grow our Christian subscriber base by moving beyond the United States into other countries with large Christian communities, specifically in Latin America. With our nimble mobile technology now in place, we are able to capture this opportunity with very little incremental investment.

"Lastly, as alluded to in November, we have retained a financial advisor to explore all options to maximize shareholder value given the tremendous transformation of Spark in 2015 and current industry dynamics.

"We accomplished a significant amount in 2015 and have re-solidified our position as the leader in our communities. We look forward to a strong 2016."

Summary Quarterly Metrics

                                 Q4 2015         Q3 2015         Q4 2014
                             --------------- --------------- ---------------
Revenue                        $10.7 Million   $11.7 Million   $14.3 Million
Contribution(1)                 $6.8 Million    $7.3 Million    $9.1 Million
Net (Loss) Income             $(1.2) Million $(822) Thousand    $3.9 Million
Adjusted EBITDA(2)             $116 Thousand   $309 Thousand    $4.1 Million
Cash Balance                    $6.6 Million   $14.4 Million   $11.7 Million
Period Ending Subs(3)                200,023         197,832         215,517
Avg. Paying Subs(3)                  199,781         197,109         227,874
ARPU                                  $17.26          $19.04          $19.47

Fourth Quarter 2015 Financial Results

Revenue: For the fourth quarter of 2015, total revenue was $10.7 million, a decrease of 25% compared to the year ago period, and an 8% decrease from the prior quarter. The year over year decrease was primarily driven by a decrease in average paying subscribers as well as a decrease in our Q4 ARPU. The sequential decrease was driven exclusively by a quarterly decline in ARPU. The declines in ARPU were driven by a significant increase in the proportion of six month subscriptions sold during the third and fourth quarters of 2015 within the Jewish and Christian Networks, and increases in promotional activity during those periods.

Contribution: For the fourth quarter of 2015, contribution was $6.8 million, a decrease of 25% compared to the year ago period and a 6% decrease from the prior quarter. Our contribution margin increased to 64% from 62% in the previous quarter and 64% in the year ago period. The margin expansion was primarily driven by our Christian Networks, which increased contribution margin to 48% from 44% in the previous quarter and 47% in the year ago period. Christian Networks contribution margins benefitted from both efficiency gains within television marketing campaigns and our decision to reduce marketing spend given seasonally high advertising rates in the fourth quarter.

Adjusted EBITDA: For the fourth quarter of 2015, Adjusted EBITDA was $116 thousand, a decrease from $4.1 million in the year ago period and $309 thousand in the prior quarter. Excluding the operating impact of Smooch Labs, Adjusted EBITDA for the fourth quarter was $341 thousand. Current period Adjusted EBITDA does not include $79 thousand of expense related to executive severance payments and $275 thousand of expense related to transaction fees related to the acquisition of Smooch Labs, which closed early in the fourth quarter of 2015. Our fourth quarter 2015 operating expenses do include a $520,000 reserve for the settlement of two class action law suits, though we do not expect future expenses for this matter.

Liquidity: For the fourth quarter of 2015, the Company ended with $6.6 million in cash and cash equivalents, compared to $14.4 million at the end of the prior quarter. The Company paid $6.0 million for the Smooch Labs acquisition, which closed in October 2015. As of December 31, 2015, the Company had no outstanding debt.

Summary Annual Metrics

                                                2015              2014
                                         ----------------- -----------------
Revenue                                      $48.1 Million     $61.6 Million
Contribution(1)                              $28.4 Million     $31.2 Million
Net (Loss) Income                           $(1.4) Million    $(1.1) Million
Adjusted EBITDA(2)                            $2.8 Million      $5.5 Million
Cash Balance                                  $6.6 Million     $11.7 Million
Period Ending Subs(3)                              200,023           215,517
Avg. Paying Subs(3)                                203,557           261,735
ARPU                                                $18.92            $18.54

Full Year 2015 Financial Results

Revenue: For the full year 2015, total revenue was $48.1 million, a decrease of 22% compared to the year ago period. The year over year decrease was primarily driven by a 22% decrease in average paying subscribers, reflecting a 26% and 15% decrease in average paying subscribers for the Christian and Jewish Networks segments, respectively. 2015 ARPU increased 2% compared to the year ago period.

Contribution: For the full year 2015, contribution was $28.4 million, a decrease of 9% compared to the year ago period. Our contribution margin increased to 59% from 51% in the year ago period. The margin expansion was primarily driven by our Christian Networks, which increased contribution margin to 39% from 25% in the year ago period.

Adjusted EBITDA: For the full year 2015, Adjusted EBITDA was $2.8 million, a decrease from $5.5 million in the year ago period. Excluding the operating impact of Smooch Labs, Adjusted EBITDA for the full year 2015 was $3.1 million. Current period Adjusted EBITDA does not include $240 thousand of expense related to executive severance payments and $404 thousand of expense related to transaction fees related to the acquisition of Smooch Labs, which closed early in the fourth quarter of 2015. Our full year 2015 operating expenses do include the aforementioned reserve of approximately $520,000 for the settlement of two class action law suits, as well as legal expenses of approximately $1.2 million related to the defense of the Company's intellectual property, though we do not expect future expenses for either matter.

                            SPARK NETWORKS, INC.
                     SEGMENT(4) RESULTS FROM OPERATIONS
            (in thousands except subscriber and ARPU information)
                             Q4 2015     Q3 2015     Q2 2015     Q1 2015
                           ----------- ----------- ----------- -----------

 Revenue
 Jewish Networks           $     4,299 $     4,613 $     4,846 $     5,180
 Christian Networks              5,940       6,581       6,921       7,792
 Other Networks                    446         466         470         487
 Offline & Other Businesses         20          22          25          27
                           ----------- ----------- ----------- -----------
   Total Revenue           $    10,705 $    11,682 $    12,262 $    13,486

 Direct Mktg. Exp.
 Jewish Networks           $       648 $       619 $       745 $       599
 Christian Networks              3,111       3,664       4,450       5,338
 Other Networks                    129         141         133         115
 Offline & Other Businesses          -           -           -           -
                           ----------- ----------- ----------- -----------
   Total Direct Mktg. Exp. $     3,888 $     4,424 $     5,328 $     6,052

 Contribution
 Jewish Networks           $     3,652 $     3,994 $     4,101 $     4,581
 Christian Networks              2,829       2,917       2,471       2,454
 Other Networks                    316         325         337         372
 Offline & Other Businesses         20          22          25          27
                           ----------- ----------- ----------- -----------
   Total Contribution      $     6,817 $     7,258 $     6,934 $     7,434

 Period Ending Subs
 Jewish Networks                65,004      64,144      62,991      67,703
 Christian Networks            123,800     122,068     121,561     129,964
 Other Networks                 11,219      11,620      12,267      12,879
                           ----------- ----------- ----------- -----------
   Total Period Ending
    Subs.                      200,023     197,832     196,819     210,546

 Average Paying Subs.
 Jewish Networks                64,627      63,538      65,087      69,632
 Christian Networks            123,888     121,597     126,214     130,860
 Other Networks                 11,266      11,974      12,594      12,953
                           ----------- ----------- ----------- -----------
   Total Avg. Paying Subs.     199,781     197,109     203,895     213,445

 ARPU
 Jewish Networks           $     21.82 $     23.80 $     24.46 $     24.48
 Christian Networks              15.25       17.19       17.57       18.01
 Other Networks                  12.72       12.58       12.08       12.22
                           ----------- ----------- ----------- -----------
   Total ARPU(5)           $     17.26 $     19.04 $     19.43 $     19.77

                                             Q4 '15 v. Q4     Q4 '15 v. Q3
                               Q4 2014           '14              '15
                          ---------------- ---------------  ---------------

Revenue
Jewish Networks           $          5,502           -21.9%            -6.8%
Christian Networks                   8,215           -27.7%            -9.7%
Other Networks                         504           -11.6%            -4.4%
Offline & Other Businesses              43           -53.6%            -9.3%
                          ---------------- ---------------  ---------------
  Total Revenue           $         14,264           -25.0%            -8.4%

Direct Mktg. Exp.
Jewish Networks           $            684            -5.3%             4.6%
Christian Networks                   4,325           -28.1%           -15.1%
Other Networks                         116            11.6%            -8.2%
Offline & Other Businesses               4          -100.0%              NM
                          ---------------- ---------------  ---------------
  Total Direct Mktg. Exp. $          5,129           -24.2%           -12.1%

Contribution
Jewish Networks           $          4,818           -24.2%            -8.6%
Christian Networks                   3,890           -27.3%            -3.0%
Other Networks                         388           -18.5%            -2.7%
Offline & Other Businesses              39           -48.8%            -9.3%
                          ---------------- ---------------  ---------------
  Total Contribution      $          9,135           -25.4%            -6.1%

Period Ending Subs
Jewish Networks                     71,251            -8.8%             1.3%
Christian Networks                 131,479            -5.8%             1.4%
Other Networks                      12,787           -12.3%            -3.5%
                          ---------------- ---------------  ---------------
  Total Period Ending
   Subs.                           215,517            -7.2%             1.1%

Average Paying Subs.
Jewish Networks                     73,429           -12.0%             1.7%
Christian Networks                 141,188           -12.3%             1.9%
Other Networks                      13,257           -15.0%            -5.9%
                          ---------------- ---------------  ---------------
  Total Avg. Paying Subs.          227,874           -12.3%             1.4%

ARPU
Jewish Networks           $          24.44           -10.7%            -8.3%
Christian Networks                   17.57           -13.2%           -11.3%
Other Networks                       12.27             3.7%             1.2%
                          ---------------- ---------------  ---------------
  Total ARPU(5)           $          19.47           -11.3%            -9.3%

               Distribution of New Subscription Purchases(6)

                   Q4 2015     Q3 2015     Q2 2015     Q1 2015     Q4 2014
                 ----------  ----------  ----------  ----------  ----------

Jewish Networks
 1 month plans         32.8%       35.6%       45.4%       42.7%       41.4%
 3 month plans         19.8%       19.9%       21.8%       25.2%       24.3%
 6 month plans         47.3%       44.5%       32.8%       32.1%       34.3%
                 ----------  ----------  ----------  ----------  ----------
                      100.0%      100.0%      100.0%      100.0%      100.0%

Christian
 Networks
 1 month plans         38.5%       39.6%       54.4%       50.5%       53.7%
 3 month plans         21.6%       18.4%       19.4%       17.8%       20.7%
 6 month plans         39.9%       42.0%       26.2%       31.7%       25.6%
                 ----------  ----------  ----------  ----------  ----------
                      100.0%      100.0%      100.0%      100.0%      100.0%

Other Networks
 1 month plans         59.9%       62.0%       58.3%       56.0%       59.2%
 3 month plans         10.6%       11.4%       11.9%       12.2%       11.0%
 6 month plans         29.6%       26.6%       29.8%       31.8%       29.8%
                 ----------  ----------  ----------  ----------  ----------
                      100.0%      100.0%      100.0%      100.0%      100.0%

              Composition of Average Paying Subscriber Base(7)

                       Q4 2015    Q3 2015    Q2 2015    Q1 2015    Q4 2014
                      ---------  ---------  ---------  ---------  ---------

Jewish Networks
First Time Subscribers     23.1%      21.7%      21.5%      22.4%      22.4%
Winback Subscribers        32.0%      30.5%      29.1%      28.8%      29.2%
Renewal Subscribers        44.9%      47.8%      49.4%      48.8%      48.4%
                      ---------  ---------  ---------  ---------  ---------
Total                     100.0%     100.0%     100.0%     100.0%     100.0%

Christian Networks
First Time Subscribers     41.3%      39.1%      38.3%      37.1%      38.0%
Winback Subscribers        23.7%      23.3%      22.6%      20.3%      19.7%
Renewal Subscribers        35.0%      37.6%      39.1%      42.6%      42.3%
                      ---------  ---------  ---------  ---------  ---------
Total                     100.0%     100.0%     100.0%     100.0%     100.0%

Other Networks
First Time Subscribers     30.0%      31.2%      33.2%      20.3%      30.6%
Winback Subscribers        21.0%      22.0%      21.9%      26.9%      21.8%
Renewal Subscribers        49.1%      46.8%      44.9%      52.8%      47.6%
                      ---------  ---------  ---------  ---------  ---------
Total                     100.0%     100.0%     100.0%     100.0%     100.0%

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-705-6003
International: 1-201-493-6725

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until March 17, 2016.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 13629849

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding improving Christian Networks unit economics, statements regarding the growth of our topline with minimal incremental investment and our expectation to aggressively pursue this in 2016 through three key priorities, and statements regarding working with church partners to development programing that helps the needs of their congregants and the benefits to our company of these partnerships. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This non-GAAP measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of the Adjusted EBITDA for the three and twelve months ended December 31, 2015 and December 31, 2014 can be found in the table below.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring proxy, executive severance and acquisition costs.

(3) "Paying Subscribers" are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Period ending subscribers for each quarter represent the paying subscriber count as of the last day of the period. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. The calculation excludes results from the Company's HurryDate business due to its relative size.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of JDate, JDate.co.il, JDate.fr, JDate.co.uk, Cupid.co.il, and JSwipe. The Christian Networks segment consists of ChristianMingle, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com. The Other Networks segment consists of Spark.com and related other general market websites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(6) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(7) Represents the type of subscriber comprising the average paying subscribers in that period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the Company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the Company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the Company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the Company for that reporting segment.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                December 31,   December 31,
                                                    2015           2014
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $       6,565  $      11,696
  Restricted cash                                        747          1,056
  Accounts receivable (net of allowance for
   doubtful accounts of $99 and $0 at December
   31, 2015 and 2014, respectively)                      790          1,308
  Deferred tax asset - current                             -             11
  Prepaid expenses and other                           1,341          1,516
                                               -------------  -------------
    Total current assets                               9,443         15,587
Property and equipment, net                            5,584          4,072
Goodwill                                              14,450          8,575
Intangible assets, net                                 3,451          2,469
Deferred tax asset - non-current                           -             68
Deposits and other assets                                148            234
                                               -------------  -------------
    Total assets                               $      33,076  $      31,005
                                               =============  =============
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                     1,749          1,300
  Accrued liabilities                                  3,854          3,948
  Deferred revenue                                     5,834          7,092
  Deferred tax liability - current                         -            496
                                               -------------  -------------
    Total current liabilities                         11,437         12,836
Deferred tax liability - non-current                   2,136          1,607
Other liabilities                                        537            807
                                               -------------  -------------
    Total liabilities                                 14,110         15,250
                                               -------------  -------------
Commitments and Contingencies
Stockholders' equity:
  10,000,000 shares of Preferred Stock, $0.001
   par value, 450,000 of which are designated
   as Series C Junior Participating Cumulative
   Preferred Stock, with no shares of Preferred
   Stock issued or outstanding                             -              -
  100,000,000 shares of Common Stock, $0.001
   par value, with 25,845,879 and 24,556,182
   shares of Common Stock issued and
   outstanding at December 31, 2015 and 2014,
   respectively:                                          27             25
  Additional paid-in-capital                          77,188         72,522
  Accumulated other comprehensive income                 739            759
  Accumulated deficit                                (58,988)       (57,551)
                                               -------------  -------------
    Total stockholders' equity                        18,966         15,755
                                               -------------  -------------
    Total liabilities and stockholders' equity $      33,076  $      31,005
                                               =============  =============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                            Three Months Ended
                               December 31,        Years Ended December 31,
                         ------------------------  ------------------------
                             2015         2014         2015         2014
                         -----------  -----------  -----------  -----------
Revenue                  $    10,705  $    14,264  $    48,135  $    61,645
Cost and expenses:                                           -            -
Cost of revenue
 (exclusive of
 depreciation shown
 separately below)             5,017        6,087       24,075       34,321
Sales and marketing            1,242          828        4,137        5,127
Customer service                 826          749        3,065        3,038
Technical operations             388          213        1,024        1,130
Development                    1,059          801        4,037        3,446
General and
 administrative                2,675        1,828       10,379       13,300
Depreciation                     604          495        2,211        2,053
Amortization of
 intangible assets                78           10          108           40
Impairment of long-lived
 assets                           65           25          197          128
                         -----------  -----------  -----------  -----------
Total cost and expenses       11,954       11,036       49,233       62,583
                         -----------  -----------  -----------  -----------
Operating loss                (1,249)       3,228       (1,098)        (938)
Interest expense (income)
 and other, net                   16          241           96          564
                         -----------  -----------  -----------  -----------
Loss before provision for
 income taxes                 (1,265)       2,987       (1,194)      (1,502)
Income tax (benefit)
 provision                       (23)        (882)         243         (375)
                         -----------  -----------  -----------  -----------
Net loss                      (1,242)       3,869       (1,437)      (1,127)
Net loss per share -
 basic and diluted       $     (0.05) $      0.16  $     (0.06) $     (0.05)
                         ===========  ===========  ===========  ===========
Weighted average shares
 outstanding - basic          25,675       24,425       25,170       24,064
Weighted average shares
 outstanding - diluted        25,675       24,634       25,170       24,064

Stock-based compensation:

                             Three Months Ended
                                December 31,        Years Ended December 31,
                         ------------------------- -------------------------
(in thousands)               2015         2014         2015         2014
                         ------------ ------------ ------------ ------------
Cost of revenue                     -            -            -            3
Sales and marketing                28           11           47          110
Technical operations                -            -            -            -
Development                         4            -           12            -
General and
 administrative                   238          322          723          833

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

                          Three Months Ended
                            December 31,          Years Ended December 31,
                     --------------------------  --------------------------
(in thousands)           2015          2014          2015          2014
                     ------------  ------------  ------------  ------------
Net (loss) income    $     (1,242) $      3,869  $     (1,437) $     (1,127)
Interest expense               33            12            68            48
Income tax (benefit)
 provision                    (23)         (882)          243          (375)
Depreciation                  605           495         2,211         2,053
Impairment of long-
 lived assets                  65            25           197           128
Amortization of
 intangible assets             78            10           108            40
Non-cash currency
 translation
 adjustments                  (24)          234            15           518
Stock-based
 compensation                 270           333           782           946
Non-recurring proxy,
 executive severance,
 and acquisition
 costs                        354             -           644         3,308
                     ------------  ------------  ------------  ------------
Adjusted EBITDA      $        116  $      4,096  $      2,831  $      5,539
                     ============  ============  ============  ============

For More Information
Investors:
Robert O'Hare
rohare@spark.net